EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports First Quarter 2020 Financial Results

Significantly Strengthened Liquidity with Highly Successful $2.4 Billion Capital Raise

Well-Positioned to Withstand Over 18 Months of Voyage Suspensions

Non-Cash Goodwill and Tradenames Impairment of $1.6 Billion Resulted in a First Quarter 2020 Net Loss of $(1.9) Billion

MIAMI, May 14, 2020 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the first quarter ended March 31, 2020, and provided a business update in response to the novel coronavirus (“COVID-19”) global pandemic.

“In recent weeks, we have taken decisive action to significantly strengthen our financial position in response to the COVID-19 global pandemic, including our highly successful and oversubscribed $2.4 billion gross simultaneous quad-tranche capital raise announced last week. We believe this capital raise, coupled with other ongoing liquidity-enhancing initiatives, makes us well-positioned to weather an unlikely scenario of over 18 months of suspended voyages,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Our guests continue to demonstrate their desire for cruise vacations, and we continue to experience demand for voyages further in the future across our three brands. As we prepare to resume sailings, we are working around the clock alongside U.S. and global public health agencies and governments to develop and implement the next level of enhanced cruise health and safety standards.”

Booking Environment and Outlook

2020 started off strong and was expected to be another record year. All three of the Company’s brands entered the year in a record booked position and at higher prices on a comparable basis. For the first two months of the year, ships sailed full at prices that were higher than prior year despite meaningful capacity growth of approximately 7%. As with the broader travel and leisure industry, the Company has experienced rapid and significant impacts related to the COVID-19 global pandemic including significant softness in near-term demand and an elevated rate of cancellations for existing bookings. There continues to be demand for cruise vacations particularly beginning in the fourth quarter 2020 accelerating through 2021 with the Company’s overall booked position and pricing for 2021 within historical ranges.

All three brands have instituted programs for guests on cancelled sailings as a result of the Company’s voyage suspension which include offering value-add future cruise credits typically for 125% of the cruise fare paid in lieu of providing cash refunds. These future cruise credits are valid for any sailing through December 31, 2022. As of May 11, 2020, slightly over half of the guests who have had their voyages cancelled have requested cash refunds. As of March 31, 2020, the Company had $1.8 billion of advanced ticket sales, including the long-term portion. This includes approximately $800 million for previously announced voyage cancellations through June 30, 2020 where guests have the option of either a future cruise credit or a cash refund, and approximately $370 million for voyages scheduled for the remainder of 2020. The Company also continues to take future bookings for 2020, 2021 and 2022, and receive new customer deposits and final payments on these bookings.

Enhanced Health & Safety Protocols

Prior to the suspension of cruise voyages, the Company had begun developing a comprehensive and multi-faceted strategy to enhance its already rigorous health and safety protocols to address the unique public health challenges posed by COVID-19, including enhanced screenings, upgraded cleaning and disinfection protocols and plans for social distancing. Several of these protocols were put in place prior to the voyage suspension.

The Company is consulting with Dr. Scott Gottlieb, former Commissioner of the U.S. Food and Drug Administration and an experienced public health and medical policy expert, as an advisor to provide independent public health counsel as the Company develops the next level of health and safety standards to prepare for the resumption of voyages.

The Company will continue to work with the U.S. Centers for Disease Control and Prevention (“CDC”) and other federal agencies, public health authorities and national and local governments in areas where it operates to take all necessary measures to ensure the health, safety and security of guests, crew and the communities visited once operations resume.

COVID-19 Action Plan

The Company has taken swift, proactive measures to mitigate the financial and operational impacts of COVID-19. This action plan includes cost reduction and cash conservation levers the Company has deployed to preserve and enhance liquidity while also securing additional capital.

Reduced Operating Expenses

The Company anticipates estimated ongoing ship operating expenses and administrative operating costs combined to range from approximately $70 million to $110 million1 per month during the suspension of operations as a result of the following cost reduction measures:

  Meaningfully reducing cruise operating expense which includes reducing expenses associated with crew payroll, food, fuel, insurance and port charges. The majority of ships in the Company’s fleet are currently transitioning to cold layup.
  Significantly reduced or deferred marketing expense in the first half of the year.
  Introduced a temporary shortened work week and reduced work hours with commensurate 20% salary reduction for shoreside team members.
  Temporarily furloughed approximately 20% of the shoreside workforce through July 31, 2020. Furloughed team members remain employees of the Company and retain healthcare and other benefits. The Company is covering the employee share of medical insurance premiums during the furlough period.
  Implemented a company-wide hiring freeze.
  Paused employer 401(k) match contribution.
  Suspended travel for shoreside employees across the organization.

Reduced Capital Expenditures

The Company has identified approximately $515 million of capital expenditure reductions, comprised of:

  Approximately $345 million, or an approximately 65% reduction of non-newbuild capital expenditures for the remainder of 2020.
  Approximately $170 million in expected deferred capital expenditures for newbuild related payments through March 31, 2021. The Company is currently finalizing documentation for deferrals of these payments. Upon completion, the Company does not expect any newbuild related payments to have an impact on liquidity until April 2021.
  Total capital expenditures, net of expected deferrals of newbuild related payments, for the remainder of 2020 is expected to be approximately $195 million.

Improved Debt Maturity Profile

  Deferred approximately $385 million of payments related to guaranteed financing by Euler Hermes Aktiengesellschaft (“Hermes”), the official Export Credit Agency (“ECA”) of Germany, through April 2021 and amended associated credit agreements to incorporate this debt deferral in connection with an industrywide initiative granting a 12-month debt holiday to provide interim debt service relief for amortization payments and financial covenants (“Debt Holiday”). The Company is finalizing documentation for the deferral of the remaining approximately $155 million of ECA backed payments through March 31, 2021 with its other ECA lenders. Deferrals are to be repaid in eight equal semi-annual installments following the Debt Holiday.
  Secured a 12-month deferral for approximately $150 million of debt amortization through March 31, 2021 relating to the Term Loan A and Norwegian Jewel term loan. Deferrals are to be repaid 25% per year in equal installments following the deferral period with any outstanding balance paid in full at maturity.
  Extended $230 million Pride of America term loan by one year to January 2022.
  Extended $675 million Norwegian Epic revolving credit facility to March 2022.

Taken together, the aforementioned cash conservation measures and the deferral of near-term debt amortization and newbuild related payments2, the Company estimates its monthly cash burn to be on average in the range of, approximately $120 million to $160 million per month during the suspension of operations. This includes ongoing ship operating expenses, administrative operating expenses, interest expense (including approximately $12 million of additional cash interest expense per month for the next twelve months for debt refinancings and new financing transactions announced last week) and expected capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings. The increase versus prior monthly cash burn estimates of approximately $110 million to $150 million per month reflects additional interest expense.

________________
1 Based on hypothetical scenario of entire fleet in cold layup or entire fleet in warm layup. Includes ship operating expenses and administrative operating expenses. Does not include interest, maintenance capital expenditures, customer refunds or cash inflows from new and existing bookings.

2 Assumes approximately $700 million of debt amortization payments through March 31, 2021 are granted a 12-month deferral. Approximately $385 million of these debt amortization payments related to Hermes-backed financing have already been finalized and approximately $150 million of payments related to the Term Loan A and Norwegian Jewel term loan have been finalized. Also assumes approximately $170 million of newbuild related payments due over the next 12 months are granted a 12-month deferral, which the Company is currently finalizing documentation for.

Balance Sheet and Liquidity Position

In response to COVID-19, the Company secured a new $675 million revolving credit facility on March 5, 2020 and fully drew down on this new facility as well as its existing $875 million revolving credit facility beginning on March 12, 2020 for a total of $1.55 billion. As of March 31, 2020, the Company’s total debt position was $8.6 billion. In connection with the actions outlined in the Improved Debt Maturity Profile section above, the Company has reclassified $1.4 billion of debt which was originally classified as a current liability based on the contractual maturities outstanding at March 31, 2020 to long-term debt. As of March 31, 2020, the Company’s cash and cash equivalents were $1.4 billion and the Company believes it was in compliance with all debt covenants.

On May 5, 2020 the Company launched a series of capital markets transactions, led by Goldman Sachs, to raise approximately $2 billion. As a result of significant demand, oversubscription and the full exercise of options to purchase additional ordinary shares and exchangeable notes, the total amount of gross proceeds increased to approximately $2.4 billion. The transactions consisted of (i) $460 million public offering of common equity, (ii) $862.5 million 6% exchangeable senior notes offering, both of which closed on May 8, 2020, (iii) $675 million 12.25% senior secured notes offering which is expected to close on May 14, 2020 and (iv) $400 million private investment from global consumer-focused private equity firm L Catterton which is expected to close no later than May 29, 2020, subject to customary closing conditions.

Following the recent capital markets transactions, total pro-forma liquidity is approximately $3.7 billion as of March 31, 2020. Total shares issued and outstanding as of May 8, 2020 are 256.3 million.

“Our swift actions to preserve cash and secure additional liquidity in this uncertain environment provide a strong foundation to withstand the operational and financial impact of COVID-19,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “Our focus on strengthening the balance sheet and strong financial track record were instrumental in our successful capital raise. We are confident the Company can navigate through an unlikely extended zero revenue scenario and emerge in a strong position.”

First Quarter 2020 Results

GAAP net income (loss) was $(1.9) billion or EPS of $(8.80) compared to $118.2 million or $0.54 in the prior year. These results include a non-cash impairment loss of $1.6 billion primarily related to goodwill and tradenames. The Company reported Adjusted Net Income (Loss) of $(211.3) million or Adjusted EPS of $(0.99) compared to $181.8 million or $0.83 in the prior year. These results include adjustments of $1.7 billion primarily consisting of expenses related to impairment losses, non-cash stock-based compensation and amortization of intangible assets.

Revenue decreased 11.2% to $1.2 billion compared to $1.4 billion in 2019. Gross Yield increased 1.6% primarily due to increased onboard spending. Net Yield decreased 12.3% on both an as reported basis and Constant Currency basis on a decrease in Capacity Days of 12.6%. The decrease in Net Yield was primarily due to an increase in protected commissions and credit card fees recognized in the quarter as a result of cancelled sailings announced through quarter end. The decrease in Capacity Days was primarily due to the cancellation of sailings in 2020 to stem the spread of COVID-19, partially offset by the addition of Norwegian Encore and Seven Seas Splendor to the fleet.

Total cruise operating expense increased 20.3% in 2020 compared to 2019, primarily due to costs associated with the suspension of cruise voyages, including the cost of the related protected commissions, a 27.2% increase in fuel expense associated with the IMO 2020 regulations and the addition of Norwegian Encore and Seven Seas Splendor to the fleet. Gross Cruise Costs per Capacity Day increased 34.5%. Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 26.1% on a Constant Currency basis and 25.7% on an as reported basis.

Total other operating expense increased 396.0% in 2020 compared to 2019 primarily due to a $1.6 billion impairment loss in the quarter comprised of $1.3 billion related to goodwill and $0.3 billion related to aggregated impairments for tradenames.

Fuel price per metric ton, net of hedges increased to $614 from $461 in 2019. The Company reported fuel expense of $125.0 million in the period. In addition, a loss of $14.3 million was recorded in other income (expense), net related to a reduction in forecasted fuel consumption resulting from voyage cancellations due to COVID-19.

Interest expense, net was $68.9 million in 2020 compared to $73.5 million in 2019. The change in interest expense reflects additional debt in connection with the delivery of Norwegian Encore and Seven Seas Splendor, partially offset by lower margins associated with recent refinancings prior to the draw on our revolving credit facilities and lower LIBOR. Included in 2019 were losses on extinguishment of debt and debt modification costs of $6.1 million.

Other income (expense), net was income of $5.8 million compared to expense of $0.4 million in 2019, primarily related to gains on foreign currency exchange partially offset by losses on fuel hedges released into earnings. A $14.3 million loss was recorded in the quarter related to a reduction in forecasted fuel consumption due to voyage cancellations, resulting in a de-designation of the associated fuel hedges.

2020 Outlook

As previously stated in the Company’s Current Report on Form 8-K filed on April 24, 2020, given the meaningful and rapidly evolving impacts from the pandemic, the temporary suspension of sailings globally and the uncertainty and fluidity of the ongoing situation, the Company withdrew its first quarter and full year 2020 guidance provided earlier this year on its earnings call on February 20, 2020, which excluded known and unknown impacts from COVID-19. As a consequence of these known and unknown impacts, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it expects to report a net loss on both a U.S. GAAP and adjusted basis for the second quarter ending June 30, 2020 and the year ending December 31, 2020.

The COVID-19 outbreak has had a significant impact on the Company’s financial position and results of operation. If the temporary suspension of sailings is further extended, the Company’s liquidity and financial position would likely continue to be significantly impacted.

As of March 31, 2020, the Company had hedged approximately 68%, 50%, 36% and 13% of its total projected metric tons of fuel consumption for the remainder of 2020, 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2020	2021	2022	2023
% of HFO Consumption Hedged	64%	53%	19%	0%
Average USGC Price / Barrel	$41.20	$46.09	$48.36	N/A
% of MGO Consumption Hedged	70%	49%	46%	20%
Average Gasoil Price / Barrel	$84.52 (1)	$80.61	$70.00	$67.45

(1)     Represents a blended rate that includes a $5.6 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

As of March 31, 2020, anticipated capital expenditures for the remainder of 2020 were $0.4 billion with export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.1 billion. The Company is finalizing documentation for deferrals of approximately $170 million of newbuild related payments, net of financing, due through March 31, 2021. Once deferrals are finalized, anticipated total capital expenditures for the remainder of 2020 will be approximately $195 million. The Company is not providing capital expenditure guidance for 2021 and 2022 at this time given the uncertain and evolving current environment. The Company expects that the effects of COVID-19 on the shipyards where its ships are under construction, or will be constructed, will result in delays in ship deliveries, which may be prolonged.

Conference Call

The Company has scheduled a conference call for Thursday, May 14, 2020 at 10:00 a.m. Eastern Time to discuss first quarter 2020 results and the current environment. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with approximately 59,150 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships on order through 2027.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense. Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS and Adjusted EBITDA, may not be indicative of future adjustments or results. For example, for the three months ended March 31, 2019, we incurred $25.0 million related to the redeployment of Norwegian Joy from Asia to the U.S. We included this as an adjustment in the reconciliation of Adjusted Net Income since these expenses were not representative of our day-to-day operations however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our voluntary suspension, our ability to weather the impacts of the COVID-19 pandemic, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to develop strategies to enhance our health and safety protocols to adapt to the current pandemic environment’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; the accuracy of any appraisals of our assets as a result of the impact of COVID-19 or otherwise; our success in reducing operating expenses and capital expenditures and the impact of any such reductions; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; our ability to work with lenders and others or otherwise pursue options to defer or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our potential future need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; any further impairment of our trademarks, tradenames or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our Annual Report on Form 10 K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 27, 2020, as updated by our Current Report on Form 8-K filed on May 5, 2020. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact

Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jessica John
(786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenue
Passenger ticket	$840,791	$973,273
Onboard and other	406,091	430,357
Total revenue	1,246,882	1,403,630
Cruise operating expense
Commissions, transportation and other	332,368	229,264
Onboard and other	74,973	79,413
Payroll and related	247,147	223,107
Fuel	125,024	98,253
Food	49,216	55,045
Other	165,532	141,569
Total cruise operating expense	994,260	826,651
Other operating expense
Marketing, general and administrative	270,689	248,942
Depreciation and amortization	198,197	169,741
Impairment loss	1,607,797	-
Total other operating expense	2,076,683	418,683
Operating income (loss)	(1,824,061)	158,296
Non-operating income (expense)
Interest expense, net	(68,907)	(73,503)
Other income (expense), net	5,823	(434)
Total non-operating income (expense)	(63,084)	(73,937)
Net income (loss) before income taxes	(1,887,145)	84,359
Income tax benefit	6,173	33,798
Net income (loss)	$(1,880,972)	$118,157

Weighted-average shares outstanding
Basic	213,630,798	217,241,473
Diluted	213,630,798	218,873,272

Earnings (loss) per share
Basic	$(8.80)	$0.54
Diluted	$(8.80)	$0.54

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2020	2019

Net income (loss)	$(1,880,972)	$118,157
Other comprehensive income (loss):
Shipboard Retirement Plan	102	95
Cash flow hedges:
Net unrealized gain (loss)	(305,860)	15,152
Amount realized and reclassified into earnings	21,999	(7,000)
Total other comprehensive income (loss)	(283,759)	8,247
Total comprehensive income (loss)	$(2,164,731)	$126,404

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,360,261	$252,876
Accounts receivable, net	96,277	75,109
Inventories	85,516	95,427
Prepaid expenses and other assets	154,281	306,733
Total current assets	1,696,335	730,145
Property and equipment, net	13,567,576	13,135,337
Goodwill	98,134	1,388,931
Tradenames	500,525	817,525
Other long-term assets	599,939	612,661
Total assets	$16,462,509	$16,684,599
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$173,797	$746,358
Accounts payable	364,216	100,777
Accrued expenses and other liabilities	762,253	782,275
Advance ticket sales	1,659,527	1,954,980
Total current liabilities	2,959,793	3,584,390
Long-term debt	8,432,425	6,055,335
Other long-term liabilities	695,637	529,295
Total liabilities	12,087,855	10,169,020
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 238,976,120 shares issued and 214,525,261 shares outstanding at March 31, 2020 and 237,533,270 shares issued and
213,082,411 shares outstanding at December 31, 2019	239	237
Additional paid-in capital	4,257,571	4,235,690
Accumulated other comprehensive income (loss)	(579,249)	(295,490)
Retained earnings	1,950,019	3,829,068
Treasury shares (24,450,859 ordinary shares at March 31, 2020 and December 31, 2019, at cost)	(1,253,926)	(1,253,926)
Total shareholders' equity	4,374,654	6,515,579
Total liabilities and shareholders' equity	$16,462,509	$16,684,599

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(1,880,972)	$118,157
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation and amortization expense	195,195	169,714
Goodwill and Tradenames impairment	1,607,797	-
Deferred income taxes, net	(6,120)	(32,094)
Loss on unrealized derivatives	13,619	4
Loss on extinguishment of debt	-	2,903
Provision for bad debts and inventory obsolescence	8,372	1,022
Share-based compensation expense	32,758	26,999
Net foreign currency adjustments	(1,386)	(1,896)
Changes in operating assets and liabilities:
Accounts receivable, net	(23,109)	(2,179)
Inventories	9,258	(496)
Prepaid expenses and other assets	145,768	(59,821)
Accounts payable	258,215	(89,914)
Accrued expenses and other liabilities	(123,552)	(44,281)
Advance ticket sales	(288,544)	439,352
Net cash provided by (used in) operating activities	(52,701)	527,470
Cash flows from investing activities
Additions to property and equipment, net	(610,155)	(214,559)
Cash received on settlement of derivatives	-	289
Cash paid on settlement of derivatives	(28,606)	-
Other	868	259
Net cash used in investing activities	(637,893)	(214,011)
Cash flows from financing activities
Repayments of long-term debt	(181,530)	(2,345,589)
Proceeds from long-term debt	2,007,870	2,392,000
Proceeds from employee related plans	4,100	7,744
Net share settlement of restricted share units	(14,975)	(18,850)
Purchase of treasury shares	-	(199,996)
Deferred financing fees and other	(12,993)	(7,911)
Net cash provided by (used in) financing activities	1,802,472	(172,602)
Effect of exchange rates on cash and cash equivalents	(4,493)	-
Net increase in cash and cash equivalents	1,107,385	140,857
Cash and cash equivalents at beginning of the period	252,876	163,851
Cash and cash equivalents at end of the period	$1,360,261	$304,708

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2020	2019

Passengers carried		499,729	645,052
Passenger Cruise Days		4,278,602	4,975,440
Capacity Days		4,123,858	4,716,929
Occupancy Percentage		103.8%	105.5%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended
	March 31,
		2020
		Constant
	2020	Currency	2019

Passenger ticket revenue	$840,791	$842,590	$973,273
Onboard and other revenue	406,091	406,091	430,357
Total revenue	1,246,882	1,248,681	1,403,630
Less:
Commissions, transportation
and other expense	332,368	333,769	229,264
Onboard and other expense	74,973	74,973	79,413
Net Revenue	839,541	839,939	1,094,953

Capacity Days	4,123,858	4,123,858	4,716,929

Gross Yield	$302.36	$302.79	$297.57
Net Yield	$203.58	$203.68	$232.13

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2020
		Constant
	2020	Currency	2019
Total cruise operating expense	$994,260	$997,292	$826,651
Marketing, general and
administrative expense	270,689	271,330	248,942
Gross Cruise Cost	1,264,949	1,268,622	1,075,593
Less:
Commissions, transportation
and other expense	332,368	333,769	229,264
Onboard and other expense	74,973	74,973	79,413
Net Cruise Cost	857,608	859,880	766,916
Less: Fuel expense	125,024	125,024	98,253
Net Cruise Cost Excluding Fuel	732,584	734,856	668,663
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	666	666	534
Non-cash share-based compensation (2)	32,758	32,758	26,999
Redeployment of Norwegian Joy (3)	-	-	5,016
Adjusted Net Cruise Cost Excluding Fuel	$699,160	$701,432	$636,114

Capacity Days	4,123,858	4,123,858	4,716,929

Gross Cruise Cost per Capacity Day	$306.74	$307.63	$228.03
Net Cruise Cost per Capacity Day	$207.96	$208.51	$162.59
Net Cruise Cost Excluding Fuel per Capacity Day	$177.65	$178.20	$141.76
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$169.54	$170.09	$134.86

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2020	2019

Net income (loss)	$(1,880,972)	$118,157
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	991	879
Non-cash share-based compensation (2)	32,758	26,999
Extinguishment of debt (3)	-	6,093
Amortization of intangible assets (4)	2,774	4,603
Redeployment of Norwegian Joy (5)	-	25,028
Impairment on goodwill and tradenames (6)	1,633,162	-
Adjusted Net Income (Loss)	$(211,287)	$181,759
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income (Loss)	213,630,798	218,873,272
Diluted earnings (loss) per share	$(8.80)	$0.54
Adjusted EPS	$(0.99)	$0.83

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(6) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2020	2019

Net income (loss)	$(1,880,972)	$118,157
Interest expense, net	68,907	73,503
Income tax benefit	(6,173)	(33,798)
Depreciation and amortization expense	198,197	169,741
EBITDA	(1,620,041)	327,603

Other (income) expense, net (1)	(5,823)	434
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	666	534
Non-cash share-based compensation (3)	32,758	26,999
Redeployment of Norwegian Joy (4)	-	5,016
Impairment of goodwill and tradenames (5)	1,607,797	-
Adjusted EBITDA	$15,357	$360,586

(1) Primarily consists of gains and losses, net for forward currency exchanges and proceeds from insurance and litigation settlements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, and marketing, general and administrative expense.
(5) Impairment loss consists of goodwill and tradename impairments.